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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:

AMERICAN RETIREMENT CORPORATION ANNOUNCES TERMINATION OF MERGER
AGREEMENT WITH ASSISTED LIVING CONCEPTS, INC.

NASHVILLE, TENNESSEE (February 1, 1999) - American Retirement Corporation (NYSE:
ACR) announced today that it has been advised by Assisted Living Concepts, Inc. (AMEX: ALF) that Assisted Living Concepts intends to restate its financial statements for the 1997 fiscal year and the first three quarters of the 1998 fiscal year. Consequently, American Retirement Corporation and Assisted Living Concepts have determined that it is in their mutual interests to terminate their merger agreement. In conjunction with the termination, American Retirement Corporation and Assisted Living Concepts have entered into a Termination and Release Agreement whereby they have released each other from any claims relating to the proposed merger.

Bill Sheriff, Chairman and Chief Executive Officer of American Retirement Corporation, said "We are disappointed that we were unable to consummate the merger with Assisted Living Concepts. We believe, however, that, given Assisted Living Concepts's recent announcement, termination of the merger agreement is in the best interests of both companies and their respective shareholders. We wish Assisted Living Concepts success in the future and look forward to pursuing other opportunities to grow our company."


CONTACT INFORMATION:

Thomas C. Franco at (212) 232-2222
Joseph McDonnell at (212) 232-2222




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